Exhibit 10.14

Natpal, Inc.

March 19, 2007

Dear Court Cunningham,

On behalf of the Board of Directors (the “Board”) of Natpal Inc (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer (the “Offer” or “Agreement”). Please note that this offer letter is contingent upon the successful completion of reference calls and a background check.

1. Employment. You will be employed, effective on April 16, 2007, to serve in the position of Chief Executive Officer (“CEO”) of the Company. You will report to the Board. You will be responsible for all aspects of the Company’s performance, including direct responsibility for the Company’s operations.

2. Exclusivity. In return for the compensation payments set forth in this letter, you agree to devote 100% of your professional time, best efforts, skill, knowledge, attention and energies to the Company and to the performance of your duties and responsibilities as an employee of the Company and not engage in any other business activities without prior approval of the Board, and agree to abide by all policies and decisions made by the Company, as well as any applicable federal, state and local laws, regulations or ordinances. As an exception to this exclusivity, you will be permitted to continue your existing relationship as a Director of Silver Pop, estimated to require no more than 5 days of your time per anum, so long as the Silver Pop business is not deemed to be competitive with NatPal by the NatPal Board of Directors.

3. Base Compensation. Your base rate of compensation will be $150,000 per annum, less all applicable federal, state and local taxes and withholdings, to be paid in arrears in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Board. In the event your employment is terminated by either party, for any reason, you will earn your base salary prorated to the date of such termination. Further, at the discretion of the Board of Directors, once the company achieves a monthly revenue amount of $1,000,000 for three consecutive months (the “Performance Milestone”) your base salary will increase to $225,000 per annum. The Performance Milestone may be adjusted by the Board of Directors as appropriate to incorporate additional milestones related to profitability, customer chum, and other relevant operational metrics.

4. Bonus Eligibility. You shall be eligible to participate in a bonus plan in the sole discretion of the Board (or its designee) based on achievement of performance goals established by the Board. For 2007, you will be eligible to be paid a bonus of $75,000 for achievement of the budgeted performance for the Company’s operations, to be assessed by the Board (or its designee) in its sole discretion. Once the company has achieved the Performance Milestone, subject to approval by the Board of Directors, you will be eligible to receive an annual performance-based bonus of between $75,000 and $100,000. The Board will determine whether any bonus was earned for the prior calendar year by no later than January 31 of the subsequent

Natpal, Inc Confidential

year, and any bonus awards shall be paid not later than February 15 of the year following the fiscal year with respect to which such bonus, if any, was earned. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for any such bonus award,

5. Investment. You shall be eligible to invest up to a maximum of $100,000 in Series A Preferred Stock at the Series A Price.

6. Benefits. You shall be eligible to participate in any and all customary and usual benefit programs that the Company establishes and makes available to its US based employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits are expected to include: participation in group medical and dental insurance programs. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and without advance notice.

7. Vacation. You shall be eligible for a maximum of fifteen (15) days of vacation per calendar year, subject to pro-ration to your date of hire and to be taken at such times as may be approved in the sole discretion of the Board. Unused vacation days shall not carry forward to subsequent years.

8. Stock Option Program. You shall be eligible to participate in the Company’s stock option program. You shall be granted an option to purchase 4,108,821 shares (the “Shares”) of the Company’s Common Stock (subject to adjustment for stock splits, combinations, or other recapitalizations) which will vest as to one-quarter (1/4) of the original number of Shares on the first anniversary of the date of grant and as to an additional one-forty-eighth (1/48th) of the original number of Shares at the end of each successive one-month period following the first anniversary your start date until the fourth anniversary of the date of grant. In the event that the company is acquired AND you are constructively terminated your vesting schedule shall accelerate by 1 year, or 25% of your total option grant. The option exercise price will be equal to the fair market value of a share of Common Stock on the date of grant of the option as determined by the Board. The option will be issued pursuant to a formal stock option plan to be established by the Company (which will contain such terms and conditions as the Board considers fit in its absolute discretion) and will be subject to all of the terms and conditions set forth in the such stock option plan and a stock option agreement (which will contain such further terms and conditions as the Board considers fit in its absolute discretion) covering the option, which must be executed to effect the grant of any option.

9. Termination of Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that you or the Company may terminate the employment relationship at any time, for any reason, with or without cause. You agree to provide one month notice if you choose to resign your employment with the Company. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date. Similarly, the Company will provide you with three months notice of its decision to terminate your employment provided you are being terminated without Cause, and provided further that in lieu of such notice it may pay you three (3) months of your base salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle. Any and all benefits will cease immediately upon termination of your employment.

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10. Proprietary and Confidential Information, Developments and Non-Solicitation Agreement. As a condition of your employment, you will be required to execute the Company’s Proprietary and Confidential Information, Developments and Non-Solicitation Agreement, a copy of which is enclosed with this letter.

11. Proof of Legal Right to Work. For purposes of federal immigration law, you will be required, to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company prior to your date of hire, or our employment relationship with you may be terminated.

12. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

13. No Conflict of Interest. During the term of your employment with the Company, you shall not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment with the Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement and the Board asks, in its sole discretion, you to terminate the other work or resign employment with the Company, you agree to comply with such request.

14. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. You shall not be entitled to assign any of your rights or obligations under this Agreement.

15. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every provision of this Agreement.

16. Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

17. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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18. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. You acknowledge that you have had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19. Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Delaware law.

To accept this job offer, sign and date this job offer letter where indicated below and sign and date the enclosed Employee Noncompetition, Nonsolicitation and Assignment of Inventions Agreement where indicated. You may also be required, as a condition of your equity incentive grant, to sign the Voting Rights Agreement and Right of First Refusal and Co-Sale Agreement.

If you accept this job offer, your hire date will be the day you begin full-time employment. We currently estimate that your start date will be April 16, 2007. Please fax all pages of the signed and dated documents back to us at 914.833.5499.

We at Natpal hope that you’ll accept this job offer and look forward to you coming aboard. You’ll be collaborating with an outstanding team of entrepreneurs and technologists in what will be a rewarding and fulfilling experience.

NATPAL, INC.

Sign:	/s/ Nathaniel Stevens
Name:	Nathaniel Stevens
Title:	Director

Name:	Robert Stavis
Title:	Director

Accept Job Offer

The foregoing correctly sets forth the terms of my at-will employment by Natpal Inc.

Signature:             /s/ C.B. Cunningham                     Date:

Natpal, Inc Confidential